UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported): October 9, 2018

National Vision Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38257	46-4841717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2435 Commerce Avenue
Bldg. 2200
Duluth, Georgia 30096-4980
(770) 822-3600
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 9, 2018 (the “Closing Date”), the credit agreement, dated as of March 13, 2014 (as amended, the “Credit Agreement”), among Nautilus Acquisition Holdings, Inc. (“Holdings”), a Delaware corporation and a wholly-owned subsidiary of National Vision Holdings, Inc. (the “Company”), National Vision, Inc., a Georgia corporation and a wholly-owned subsidiary of the Company and the borrower under the Credit Agreement (“NVI”), Goldman Sachs Bank USA, as administrative agent and collateral agent, and the lenders from time to time party thereto and the other parties thereto, was amended pursuant to a joinder and amendment agreement (the “October 2018 Joinder”) to, among other things, (i) establish new first lien term loans in an aggregate principal amount of $200,000,000 (“Term A Loans”) to prepay a portion of the first lien term loans outstanding immediately prior to the Closing Date, (ii) set the maturity of such term loans to October 9, 2023 and (iii) set the rates applicable to such term loans as set forth below. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the October 2018 Joinder, the initial new Applicable Margins are (i) 1.75% for the new first lien term loans that are LIBOR Loans (as defined in the Credit Agreement) and (ii) 0.75% for the new first lien term loans that are ABR Loans (as defined in the Credit Agreement). The October 2018 Joinder further provides that following the Closing Date, the above Applicable Margins for the new first lien term loans will be based on (x) NVI’s total leverage ratio or (y) NVI’s public corporate credit rating from Moody’s and/or NVI’s public corporate credit rating from S&P as follows: (a) if NVI’s total leverage ratio is less than 2:00 to 1.00 or NVI’s rating is either Ba2 (stable) or better from Moody’s or BB (stable) or better from S&P, the Applicable Margin will be 1.25% for LIBOR Loans and 0.25% for ABR Loans, (b) if NVI’s total leverage ratio is equal to or greater than 2.00 to 1.00, but less than 2.50 to 1.00, or NVI’s rating is BB- (stable) from S&P, the Applicable Margin will be 1.50% for LIBOR Loans and 0.50% for ABR Loans and (c) if NVI’s total leverage ratio is greater than 2.50 to 1.00 and NVI’s rating is not BB- (stable) or better from S&P, the Applicable Margin will be 1.75% for LIBOR Loans and 0.75% for ABR Loans, as specified in the October 2018 Joinder. The new first lien term loans will amortize in equal quarterly installments equal to 2.5% per annum in the first three years of the loan and 5% per annum thereafter.

In addition, pursuant to the October 2018 Joinder, solely with respect to the Term A Loans, commencing on the fiscal quarter ending on December 31, 2018, Holdings will not permit (i) the Consolidated Total Debt to Consolidated EBITDA Ratio as of the last day of any fiscal quarter of Holdings to be greater than 4.75 to 1.00 or (ii) the Consolidated Interest Coverage Ratio of Holdings as of the last day of any fiscal quarter of Holdings to be less than 3.00 to 1.00.

KKR Capital Markets LLC, an affiliate of KKR & Co. Inc., Citigroup Global Markets Inc., Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Wells Fargo Securities LLC, Morgan Stanley Senior Funding, Inc., Mizuho Bank, Ltd., UBS Securities LLC, Macquarie Capital (USA) Inc. and Jefferies Finance LLC acted as joint lead arrangers with respect to the October 2018 Joinder and received fees in connection therewith.  Entities affiliated with KKR & Co. Inc. currently own approximately 25.5% of the Company’s outstanding common stock.

A copy of the October 2018 Joinder is filed herewith as Exhibit 10.1 and incorporated herein by reference. The above description of the Joinder is not complete and is qualified in its entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference in this Item 2.03.

Item 7.01	Regulation FD.

As previously disclosed, pursuant to the Joinder and Amendment Agreement, dated as of November 20, 2017, among NVI, as borrower, the guarantors party thereto, each lender party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent (the “November 2017 Joinder”), the Applicable Margins (as defined in the November 2017 Joinder) for the term loans thereunder, of which there is approximately $364 million outstanding following the effective date of the October 2018 Joinder, are based on NVI’s public corporate credit rating from Moody’s.  On September 7, 2018, Moody’s announced that it had upgraded NVI’s public corporate credit rating from B1 to Ba3 (stable) and as a result, the Applicable Margin for these term loans has stepped down to 2.50% for LIBOR Loans and 1.5% for ABR Loans, in each case as specified in the November 2017 Joinder.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No. Description

10.1
Joinder and Amendment Agreement, dated as of October 9, 2018, including as Annex A thereto, the First Lien Credit Agreement, dated as of March 13, 2014, as amended by the Joinder and Amendment Agreement dated as of May 29, 2015, Joinder Agreement dated as of February 3, 2017, Joinder and Amendment Agreement dated as of October 31, 2017 and Joinder and Amendment Agreement dated as of November 20, 2017, among Nautilus Acquisition Holdings, Inc., Nautilus Merger Sub, Inc., Vision Holdings Corp., National Vision, Inc., Goldman Sachs Bank USA, as administrative agent and collateral agent, Morgan Stanley Bank, N.A., as the letter of credit issuer, and the lenders from time to time party thereto and the other parties thereto.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

National Vision Holdings, Inc.

Date: October 9, 2018	By:	/s/ Mitchell Goodman
	Name:	Mitchell Goodman
	Title:	Senior Vice President, General Counsel and Secretary